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                                  Exhibit 99.04

NEWS RELEASE

FOR IMMEDIATE RELEASE                                           JUNE 13, 2000
       [GST TELECOMMUNICATIONS LOGO]

          GST RECEIVES APPROVAL TO PROCEED WITH OPEN AUCTION FOR ASSETS

(VANCOUVER, Wash.) GST Telecommunications, Inc. (Nasdaq: GSTXQ), an Integrated Communications Provider (ICP) in California and the western United States, today announced that an open bidding procedure has been approved for the auction of substantially all its assets. The Company, with support of the Official Committee of Unsecured Creditors appointed in its bankruptcy case, received approval yesterday of open bid procedures from the District Court for the District of Delaware with jurisdiction over the Company's bankruptcy proceedings.

The bidding procedure stipulates that qualified buyers must submit qualified bids no later than July 31. An auction will be conducted on August 4. Should the Committee and the Company accept a final bid, the Company estimates a mid-September close of sale pending Court approval and appropriate regulatory approvals.

"We and the Committee believe that the July 31st date provides qualified bidders ample time to complete due diligence," said Tom Malone, acting chief executive officer of GST. "We are committed to facilitating an equal and comprehensive due diligence process for all qualified bidders."

GST Telecommunications, Inc., an Integrated Communications Provider (ICP) headquartered in Vancouver, Wash., provides a broad range of integrated telecommunications products and services including enhanced data and Internet services and comprehensive voice services throughout the United States, with a significant presence in California and the West. Visit GST's Web site at www.gstcorp.com.

This release may contain forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the projections made here. Additional factors which may affect actual results are contained in the Company's filings with the SEC, including the report on Form 10-K for the period ended December 31, 1999. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

For more information, please contact:


GST Telecommunications, Inc.
Investor & Public Relations
(800) 667-4366